Exhibit 99.1

MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	For Immediate Release MEMC ANNOUNCES PRELIMINARY FIRST QUARTER RESULTS AND DATE OF EARNINGS CONFERENCE CALL

St. Peters, MO, April 9, 2009 – MEMC Electronic Materials, Inc. (NYSE: WFR) today announced preliminary results for the quarter ended March 31, 2009.

The company expects to report first quarter revenues of approximately $214 million, consistent with the company’s previous outlook that revenue could decline by as much as 50% from the fourth quarter of 2008. As a result of lower pricing and additional underutilization charges, gross margin for the quarter is now expected to be approximately 9% of sales, compared to the company’s previous outlook of gross margins declining to the 20% range.

The company will release full first quarter 2009 financial results on April 23, 2009 after the close of the market and will host its regularly scheduled conference call at 5:00 p.m. Eastern Time, which will be broadcast on the Company’s web site at www.memc.com.

About MEMC

MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries. MEMC has been a pioneer in the design and development of wafer technologies over the past fifty years. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells. MEMC’s common stock is listed on the New York Stock Exchange under the symbol ‘WFR’ and is included in the S&P 500 Index.

Contact:

Bill Michalek

Director, Investor & Media Relations

MEMC Electronic Materials, Inc.

(636) 474-5443

Certain matters discussed in this news release are forward-looking statements, including that the company expects to report first quarter revenues of approximately $214 million with gross margin of approximately 9%. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include completion of the quarterly closing procedures consistent with management's expectations; the accuracy of management's current assumptions and other risks described in the company's filings with the Securities and Exchange Commission.

These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

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